Exhibit 10.16

SECOND AMENDMENT TO SUBLEASE

THIS SECOND AMENDMENT TO SUBLEASE (this “Second Amendment”) is made as of the 28th day of April, 2000 by and between VARIAN, INC., a Delaware corporation (“Sublessor”), and COMMUNICATIONS & POWER INDUSTRIES, INC., a Delaware corporation (“Sublessee”).

W I T N E S S E T H:

WHEREAS, Varian Associates, Inc., a Delaware corporation (“Varian Associates”), and Sublessee entered into that certain Sublease (Building 4, Palo Alto) dated August 10, 1995, a Memorandum of Sublease (Building 4, Palo Alto) having been recorded August 10, 1995, as Instrument No. 12979123, Records of Santa Clara County, California (collectively, the “CPI Sublease”), whereby Sublessee subleased from Varian Associates a portion of the building located at 3120 Hansen Way, Palo Alto, California, and commonly referred to as Building 4 (“Building 4”), (the “Subleased Premises”);

WHEREAS, Sublessor, Sublessee, Varian Associates and Varian Realty Inc., a California corporation (“Varian Realty”) entered into that certain First Amendment to Sublease, Subordination, Non-Disturbance and Attornment Agreement dated for reference purposes only as of April 2, 1999 (the “First Amendment” and, together with the CPI Sublease, the “Sublease”) pursuant to which Sublessee acknowledged among other things that (1) Varian Associates and Varian Realty had subleased all of Building 4 to Sublessor (the “Varian, Inc. Sublease”), (2) the interest of Varian Associates and Varian Realty as the sublessor in and to the CPI Sublease was assigned to Sublessor, and (3) the CPI Sublease was amended to, among other things, subordinate the CPI Sublease to the Varian, Inc. Sublease;

WHEREAS, Sublessee and Sublessor desire to further amend the Sublease to provide for the exchange of a portion of the Subleased Premises for other space occupied by Sublessor in Building 4;

NOW THEREFORE, in consideration of the agreements of Sublessor and Sublessee set forth in this Second Amendment and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Sublessor and Sublessee agree as follows:

1.             Exchange of Space and Subleased Premises. Not later than June 12, 2000 (the “Effective Date”), Sublessee shall return to Sublessor the stockroom area consisting of approximately 760 square feet of space (the “Returned Space”) in exchange for the paint booth area presently occupied by Sublessor and consisting of approximately 545 square feet of space (the “Replacement Space”). The Returned Space and the Replacement Space are more particularly identified on the plan attached hereto as Schedule 2. From and after the Effective Date, the total square footage comprising the Subleased Premises thereafter shall be approximately 48,854 square feet (as is more particularly identified on the plan attached hereto as Exhibit A), and all references contained in the Sublease to Exhibit A shall be deemed to refer to the Exhibit A attached to this Second Amendment. Not later than the Effective Date, Sublessee shall satisfy all requirements in Section 12.11 of the Sublease (captioned “Yield Up”) in connection with its surrender of the Returned Space to Sublessor.

2.             Annual Rent Rate Schedule. The Rent shall be adjusted as of the Effective Date, in accordance with the Annual Rent Rate Schedule, to reflect the new square footage of the Subleased Premises.

3.             Failure to Deliver Returned Space. Sublessee acknowledges that the failure of Sublessee to surrender to Sublessor the Returned Space in the condition required by the Sublease will cause Sublessor to incur certain costs and expenses, the exact amounts of which are extremely difficult or impractical to fix. Such costs and expenses will include, without limitation, accounting expenses and costs attributable to administrative delays and inefficiencies in coordinating Sublessor’s taking possession of and moving into the Returned Space. Therefore, in the event Sublessee fails to deliver the Returned Space to Sublessor on or before the Effective Date, Sublessee shall pay to Sublessor as liquidated damages for such failure (and not as a penalty) the amount of $2,622.00 per month ($3.45 per square foot multiplied by 760 square feet) (the “Holdover Damages”) until such time as Sublessee actually delivers the Returned Space to Sublessee in the condition required by the Sublease. Payment of the Holdover Damages shall be calculated for the period commencing on May 1, 2000 and ending on the date the Returned Space is actually surrendered to Sublessor in the condition required by the Sublease. Holdover Damages shall be in addition to the Rent under the Annual Rent Rate Schedule. Sublessee and Sublessor agree that the Holdover Damages represents a reasonable estimate of the costs and expenses that Sublessor will incur if, on or before the Effective Date, Sublessee fails to surrender the Returned Space in the condition required and is fair compensation to Sublessor for the anticipated loss Sublessor would suffer by reason of such failure. In no event shall this provision for a late charge be deemed to grant to Sublessee a grace period or extension of time within which to surrender the Returned Space, nor shall Sublessor be precluded from exercising any other remedies that it has under the Sublease or applicable law, including the right to obtain possession of the Returned Space in accordance with applicable law.

4.             The Sublease. Except as specifically amended by the First Amendment and this Second Amendment, Sublessor and Sublessee agree that all the provisions and conditions of the Sublease are and shall continue in full force and effect.

5.             Incorporation of Exhibits. Schedule 2 and Exhibit A, as attached to this Second Amendment, are incorporated into this Second Amendment and form a part of this Second Amendment.

IN WITNESS WHEREOF, Sublessor and Sublessee have caused this Second Amendment to be duly executed as of the day and year first written above.

“SUBLESSOR”

Varian, Inc.,
a Delaware corporation

By:	/s/ Mark A. Johnson

Name:	MARK A. JOHNSON

Its:	DIRECTOR OF CORPORATE FACILITIES

“SUBLESSEE”

Communications & Power Industries, Inc., a Delaware corporation

By:	/s/ Michael Kraus

Name:	Michael Kraus

Its:	Facilities Mng

SCHEDULE 2

EXHIBIT A